Exhibit 10.9

PALL CORPORATION

SUPPLEMENTARY PENSION PLAN

(As Amended and Restated effective as of January 1, 2011)

Exhibit 10.9

PALL CORPORATION

SUPPLEMENTARY PENSION PLAN

     Pall Corporation, a New York corporation (hereinafter called the “Corporation”), recognizes the contributions to its growth and success which have been made by certain key officers employed by the Corporation and desires to retain the services of such individuals and to assure the Corporation of the continued benefit of their experience and advice. Accordingly, the Corporation has decided to provide such individuals with deferred compensation payable to or for their benefit which, together with the other retirement benefits payable to such individuals from the Corporation and under Title II of the Social Security Act, will assure such individuals of sufficient funds during retirement.

ARTICLE I

DEFINITIONS

     As used in this Pall Corporation Supplementary Pension Plan (hereinafter called the “Plan”), the following terms shall have the meanings described in this Article I:

     Section 1.1 “Affiliated Corporation” means a member of a controlled group of corporations of which the Corporation is a member. For purposes hereof, a “controlled group of corporations” means a controlled group of corporations as defined in section 1563(a) of the Code, determined without regard to Section 1563(b)(2)(C).

     Section 1.2 “Board of Directors” means the board of directors of the Corporation.

     Section 1.3 “Cause” means a Member’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Corporation or any Affiliated Corporation public disgrace or disrepute, or materially and adversely affects the Corporation’s or any Affiliated Corporation’s operations or financial performance or the relationship the Corporation or any Affiliated Corporation has with its customers, or (ii) gross negligence or willful misconduct with respect to the Corporation or any Affiliated Corporation, including, without limitation fraud, embezzlement, theft or dishonesty in the course of his or her employment.

     Section 1.4 “Change in Control” means the occurrence of any of the following:

     (a) any “Person”, within the meaning of Section 13(d) or 14(d) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Corporation’s outstanding shares, other than beneficial ownership by (i) the Corporation or any subsidiary of the Corporation, (ii) any employee benefit plan of the Corporation or any subsidiary of the Company or (iii) any entity of the Corporation for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Corporation by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Corporation then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Corporation then outstanding by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional shares of the Corporation, then a Change in Control shall be deemed to have occurred;

     (b) the Corporation shall merge with or consolidate with another entity, or engage in a reorganization with or a statutory share exchange or an exchange offer for the Corporation’s outstanding voting stock of any class with another entity or acquire another entity by means of a statutory share exchange or an exchange offer, or engage in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

     i. the stockholders of the Corporation immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Corporation immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting or acquiring entity and (II) be Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Corporation immediately prior to such transaction; or

     ii. those persons who were directors of the Corporation immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

     (c) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any Person (as defined in paragraph (a) above) other than an Affiliated Corporation; or

     (d) the number of duly elected and qualified directors of the Corporation who were not either elected by the Corporation’s Board of Directors or nominated by the Board of Directors or its Nominating/Governance Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Corporation as fixed by its by-laws;

     provided, however, that for purposes of Section 2.1(b)(ii) of the Plan and for purposes of Section 2.1(b)(i) of the Plan solely with respect to any person who becomes a Member on or after October 1, 2011, in each instance no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 2.1(b) hereof shall exist, to the extent that the Board of Directors so determines by resolution adopted and not rescinded prior to the Change in Control.

     Section 1.5 “Code” means the Internal Revenue Code of 1986, as amended.

     Section 1.6 “Committee” means the Committee appointed and acting for the time being pursuant to Article VI.

     Section 1.7 “Compensation” means, for any Plan Year, the total of (a) all salary paid during such Plan Year to the Member from all Affiliated Corporations, (b) incentive compensation and other bonus amounts payable with respect to such Plan Year to the Member from all Affiliated Corporations, and (c) amounts which would have been payable for such Plan Year to the Member from Affiliated Corporations but for the Member’s election to contribute such amounts to any employee benefit plan or program (including but not limited to the Pall Corporation 401(k) Plan, any “cafeteria plan” and the Management Stock Purchase Plan and Employee Stock Purchase Plan adopted in 1999) pursuant to a salary reduction or deduction agreement. The term “Compensation” does not include any fringe benefits such as, but not limited to the provision of an automobile or cash in lieu thereof, stock options, stock appreciation rights, initial award or matching restricted stock units under the Management Stock Purchase Plan, or other employer contributions by the Affiliated Corporations to all or any employee retirement or benefit plans or programs, including but not limited to the Pall Corporation 401(k) Plan and Supplementary Profit-Sharing Plan.

     Section 1.8 “Consumer Price Index” means the “Consumer Price Index for all Urban Consumers for New York – Northern New Jersey – Long Island, NY-NJ-CT” compiled and published by the Bureau of Labor Statistics of the United States Department of Labor or any successor index thereto.

     Section 1.9 “Disabled” or “Disability” means that the Member is, by reason of physical or mental disability, incapable of performing the Member’s principal duties for an aggregate of 130 working days out of any period of twelve consecutive months.

     Section 1.10 “Early Retirement Date” means the last day of the month coinciding with or immediately following the later of (a) the date on which the Member attains age 60 and (b) the date on which the Member’s pension under the Plan vests in accordance with Section 2.1.

     Section 1.11 “Effective Date” means August 1, 1978.

     Section 1.12 Except as otherwise provided for specified Members in Appendix A hereto, “Final Average Compensation” means one-third of the aggregate of the Member’s Compensation for the three (3) Plan Years in which his or her Compensation was highest out of the last five (5) or fewer Plan Years in which he or she was a Member. If a person has been a Member for only one full Plan Year, then his or her Final Average Compensation means his or her Compensation for that Plan Year. If he or she was a Member for two, but less than three full Plan Years, then his or her Final Average Compensation means the average of his or her Compensation for those two Plan Years. In determining Compensation for a Plan Year for the purpose of the two preceding sentences, the Member’s Compensation for the entire Plan Year shall be taken into account even if he or she was not a Member for the entire Plan Year.

     Section 1.13 “Former Member” means a person who at the time he or she ceased to be a Member was entitled to benefits under Article II or Article III.

     Section 1.14 “Involuntary Termination of Employment” means the involuntary discharge of a Member’s employment (other than for Cause, death or Disability) upon or following a Change in Control such that he or she is no longer in the employ of the Corporation or any Affiliated Corporation (or any successor of the Corporation or any Affiliated Corporation). A Member’s termination of employment shall be deemed to be due to involuntary discharge if he or she resigns from employment for “Good Reason”. A Member may resign for “Good Reason” due to any one or more of the following events, unless the Member has consented to such action in writing:

     (i) a material diminution of the responsibilities, position and/or title of the Member compared with the responsibilities, position and title, respectively, of the Member prior to the Change in Control;

     (ii) a relocation of the Member’s principal business location to an area outside a 25 mile radius of its location preceding the Change in Control; or

     (iii) a reduction in the Member’s base salary or bonus opportunities compared with the Member’s base salary or bonus opportunities prior to the Change in Control;

     provided, however, that (i) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the Member to the Corporation no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Corporation shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Corporation does so, such event or condition shall not constitute Good Reason hereunder. The Member’s right to resign from employment for a Good Reason event or condition shall be waived if the Member fails to resign within sixty (60) days following the last day of the Corporation’s cure period. Notwithstanding the foregoing, if a Member and the Corporation (or any Affiliated Corporation) have entered into an employment agreement or other similar agreement that specifically defines “Good Reason,” then with respect to such Member, “Good Reason” shall have the meaning defined in that employment agreement or other agreement.

     Section 1.15 “Member” means:

     (a) each person who on the Effective Date (i) had a written contract in effect with the Corporation concerning his or her performance of services for the Corporation, (ii) was an officer of the Corporation and (iii) was a member of the Qualified Pension Plan;

     (b) each person who on February 10, 1982 or on any subsequent date prior to January 1, 1997 meets all of the following three conditions: (i) has a written contract in effect with the Corporation concerning his or her performance of services for the Corporation which contract does not provide that membership in the Plan is waived, (ii) is an officer of the Corporation (either a corporate officer elected by the Board of Directors or a divisional or non-corporate officer appointed by the President or the chief executive officer of the Corporation pursuant to the by-laws), and (iii) is a member of the Qualified Pension Plan;

     (c) Each person who on January 1, 1997 or on any date thereafter meets all of the following three conditions: (i) is an officer of the Corporation residing in the United States (either a corporate officer elected by the Board of Directors or a divisional or non-corporate officer appointed by the chief executive officer pursuant to the by-laws), (ii) is a member of the Qualified Pension Plan; and (iii) has been approved in writing by the chief executive officer for membership in the Plan; and

     (d) Each other person specified in Appendix B hereto.

     A person who is ineligible to Retire under Article III shall cease to be a Member on the day his or her employment with the Corporation and all other Affiliated Corporations terminates. A person shall also cease to be a Member on the date he or she Retires under Article III or dies.

     Notwithstanding anything contained herein to the contrary, no person shall become a Member of the Plan on or after October 1, 2011 unless his or her membership in the Plan is approved by the Compensation Committee of the Board of Directors.

     Section 1.16 “Normal Retirement Date” means the last day of the month coinciding with or immediately following the date a Member attains age 65.

     Section 1.17 “Other Retirement Program” means (i) the Qualified Pension Plan; (ii) the Pall (UK) Pension Fund (as amended from time to time); (iii) in the case of a person who becomes a Member or after August 1, 2003, the Pall Supplementary Pension Scheme and the Pall Executive Pension Scheme (each as amended from time to time); (iv) the Pall Corporation Additional Pension Benefits Plan (as amended from time to time), and (v) in the case of a person who becomes a Member after July 11, 2000 and who is subsequently transferred to an Affiliated Corporation outside the United States, any pension or retirement benefit, plan or program (including government sponsored pension programs) covering employees of such Affiliated Corporation in which such Member accrues a vested benefit.

     Section 1.18 “Plan Year” means the twelve consecutive month period beginning on August 1 and ending on July 31 of the following year.

     Section 1.19 “Primary Social Security Benefit” means the following:

     (a) in the case of a Member entitled to a pension under Section 3.1 or Section 3.4, the annual old-age insurance benefit payable to the Member on his or her Normal Retirement Date, as computed under the provisions of Title II of the Social Security Act in effect on his or her Normal Retirement Date and, in the case of a person who becomes a Member on or after August 1, 2003, as computed under the provisions of any similar governmental old-age insurance benefit program of any country other than the United States (including but not limited to the UK State Pension Scheme) if and to the extent applicable to such Member;

     (b) in the case of a Member entitled to a pension under Section 2.2 or Section 3.2, the annual old-age insurance benefit payable to the Member on his or her Normal Retirement Date, as computed under the provisions of Title II of the Social Security Act in effect on the date his or her pension commences under Section 2.2 or Section 3.2 and, in the case of a person who becomes a Member on or after August 1, 2003, as computed under the provisions of any similar governmental old-age insurance benefit program of any country other than the United States (including but not limited to the UK State Pension Scheme) if and to the extent applicable to such Member; in making such computation in the case of a Member entitled to a pension under Section 2.2, it will be assumed that the Member will continue to receive “wages” as defined in Title II of the Social Security Act in each Plan Year until his or her Normal Retirement Date in the same amount as the Compensation he or she received in the last Plan Year during which he or she was a Member for the entire Plan Year; and

     (c) in the case of a Member entitled to a pension under Section 3.3, the annual disability benefit payable to the Member under the provisions of Title II of the Social Security Act in effect on the date his or her pension commences under Section 3.3 and, in the case of a person who becomes a Member on or after August 1, 2003, as computed under the provisions of any similar governmental old-age insurance benefit program of any country other than the United States (including but not limited to the UK State Pension Scheme) if and to the extent applicable to such Member.

     The Committee may adopt rules governing the computation of the Primary Social Security Benefit which shall be uniformly applicable to all persons similar situated. The non-receipt by a Former Member of his or her Primary Social Security Benefit because of failure to apply for the same, continued employment, or for any other reason, shall be disregarded.

     Section 1.20 “Qualified Domestic Trust” means a trust described in section 2056A of the Code.

     Section 1.21 “Qualified Pension Plan” means the plan qualified under Section 401(a) of the Code which was originally known as the Pall Corporation Retirement Plan, subsequently known as the Pall Corporation Pension Plan and, effective November 1, 1999, became known as the Pall Corporation Cash Balance Pension Plan.

     Section 1.22 “Retirement” (including references to “Retired” or “Retires”) shall mean the (i) the cessation of a Member’s employment with the Corporation and all of its Affiliated Corporations irrespective of the reason therefor and irrespective of whether initiated by the Corporation, an Affiliated Corporation, the Member or otherwise, and (ii) for Members subject to taxation in the United States, a “separation from service,” as defined in Section 409A.

     Section 1.23 “Section 409A” shall mean Section 409A of the Code, the regulations promulgated thereunder, and any successor legislation or regulations.

ARTICLE II

VESTING

     Section 2.1 (a) Normal Vesting. Each Member who Retires for any reason (other than his or her death) under circumstances in which he or she is not entitled to retirement benefits under any of the provisions of Article III shall, subject to the provisions of Section 4.3, be entitled to a vested pension in the amount, and payable at such time, as provided in this Article II, provided, however, that, notwithstanding the foregoing, a person who becomes a Member on or after February 10, 1982 shall not be entitled to a vested pension under this Article unless he or she is an employee of an Affiliated Corporation on either

     (i) his or her 60th birthday or, if later, the fifth anniversary of becoming a Member of the Plan, or

     (ii) the date on which he or she has been employed by an Affiliated Corporation or Corporations for a period of 25 years.

     In addition, any Member who has held the position of Executive Vice President of the Corporation at any time after February 10, 1982 shall be entitled to a vested pension under this Article.

     (b) Upon Change in Control. In addition to the vesting provided for in Section 2.1(a), the following vesting rules shall apply:

     (i) each Member who (A) Retires for any reason (other than his or her death) upon or following the occurrence of a Change in Control under circumstances in which he or she is not entitled to retirement benefits under any of the provisions of Article III, and (B) who was a member of the Executive Management Team of the Corporation at any time during the thirty (30) day period immediately preceding the occurrence of such Change in Control shall, subject to the provisions of Section 4.3, be entitled to a vested pension in the amount, and payable at such time, as provided in this Article; and

     (ii) each other Member who incurs an Involuntary Termination of Employment within twenty-four (24) months following a Change in Control shall, subject to the provisions of Section 4.3, be entitled to a vested pension in the amount, and payable at such time, as provided in this Article.

     Section 2.2 Amount and Payment of Vested Pension. The vested pension shall be a monthly pension commencing on the first day of the month after such Former Member has attained his or her Early Retirement Date. The monthly pension under this Section shall be equal to the amount computed under Section 3.1, without any reduction if the pension of such Former Member commences prior to his or her Normal Retirement Date.

     Section 2.3 Death Benefit to Spouse. If a Member dies after becoming entitled to a vested pension but prior to becoming entitled to retirement benefits under any of the provisions of Article III, and prior to the commencement of the payment of his or her pension under this Article, and if such Member is survived by a spouse to whom he or she has been lawfully married for at least one year prior to his or her death, then such spouse shall be entitled to receive a monthly pension for life, commencing on the first day of the month following the date of the Member’s death or, if later, the date that would have been the Member’s Early Retirement Date if he or she had not died. The monthly pension under this Section shall be equal to fifty percent (50%) of the pension, computed in accordance with Section 3.1, the Member would have been entitled to receive if he or she had retired on the later of his or her Early Retirement Date or the date of his or her death.

     Notwithstanding the foregoing, if a federal estate tax marital deduction is available for amounts passing to a Member’s spouse only if such amounts pass in a Qualified Domestic Trust, then the amounts otherwise payable to such spouse pursuant to this Section 2.3 upon the Member’s death shall not be paid to such spouse but shall be paid, instead, to a Qualified Domestic Trust, if the Member has so directed either (x) in a written instrument executed by the Member and filed with the Committee (and not revoked by him prior to his or her death) or (y) in the Member’s last will and testament. Any payments to be made to a Qualified Domestic Trust pursuant to the preceding sentence shall be made in the same amounts, and at the same times, as such payments would have been made if payable directly to the Member’s spouse in the absence of such direction.

ARTICLE III

BENEFITS

     Section 3.1 Normal Retirement Pension. Each Member who Retires on his or her Normal Retirement Date shall be entitled to receive a monthly pension commencing on the first day of the month following his or her Normal Retirement Date. The monthly pension payable under this Section shall be equal to one-twelfth (1/12) of the amount determined as follows:

     (a) fifty percent (50%) of the Member’s Final Average Compensation (seventy percent (70%) as to a Member who on March 16, 1987 held the office of Executive Vice President of the Corporation), reduced by

     (b) the sum of

     (i) the total annual pension payable to the Member under all Other Retirement Programs (excluding any portion thereof attributable to contributions to such Other Retirement Programs by such Member), and

     (ii) the Member’s Primary Social Security Benefit.

     For purposes of this Section, the amount of the pension payable to the Member under any Other Retirement Program shall be deemed to be the amount payable thereunder to the Member in the form of a single life annuity for the Member’s life beginning on the date the monthly pension under this Plan commences (the “Commencement Date”), whether or not the Member receives payment of such pension in such form or at such time. If the Other Retirement Program does not provide for a single life annuity, the benefit under such Other Retirement Program shall be converted to a single life annuity for purposes of this Plan using the actuarial factors used in determining actuarial equivalence by the Other Retirement Program and if the Other Retirement Program does not have such actuarial factors, then by using the applicable actuarial factors set forth under the Qualified Pension Plan. In the case of a reduction in a monthly pension by virtue of clause (b)(i) next above, any foreign currency in which the annual pension under any Other Retirement Program is payable shall be translated into U.S. dollars initially at the exchange rate reported by the Wall Street Journal in its issue published on the Commencement Date (or the immediately preceding date on which an exchange rate is reported by the Wall Street Journal if there is no issue published on the Commencement Date) and such exchange rate shall remain in effect until the first anniversary of the Commencement Date. On such first and each subsequent anniversary of the Commencement Date, the monthly pension payable hereunder during the preceding 12 months shall be recalculated based on the exchange rate in the Wall Street Journal in its issue published on each date on which a monthly pension payment hereunder is payable (or the immediately preceding date on which an exchange rate is reported by the Wall Street Journal if there is no issue published on the date on which a monthly pension payment hereunder is payable) and the difference between the amount deducted during the preceding 12 months and the recalculated amount, if in favor of the Member, shall be paid to him or her (or surviving spouse if a surviving spouse is the payee) with the next monthly payment or, if in favor of the Corporation, shall be deducted from the next monthly payment or payments due to the Member (or surviving spouse) hereunder. On each anniversary date of the Commencement Date, the amount of the reduction in the monthly pension hereunder pursuant to clause (b)(i) next above shall be recalculated based on the exchange rate reported by the Wall Street Journal in its issue published on such anniversary date (or the immediately preceding date on which an exchange rate is reported by the Wall Street Journal if there is no issue published on such anniversary date) and that rate shall be used in determining the amount of the monthly pension payable hereunder for the ensuing 12 months, until the next annual recalculation provided for above.

     Section 3.2 Early Retirement Pension. A Member who has attained his or her Early Retirement Date may retire on the last day of any month which is not less than thirty (30) days after he or she has filed a written request for Retirement on such day with the Committee. In such event, a Member shall be entitled to receive a monthly pension commencing on the first day of the month after his or her or her Retirement. The monthly pension under this Section shall be equal to the amount computed under Section 3.1, without any reduction because payment commences prior to his or her Normal Retirement Date.

     Section 3.3 Disability Retirement Pension. A Member who Retires as a result of becoming Disabled shall be entitled to receive a monthly pension commencing on the first day of the month after such disability has continued for six months and continuing only during such period during which such Member is Disabled. Notwithstanding the foregoing, the pension of any Member who ceases to be Disabled after he or she has attained his or her Normal Retirement Date shall continue during his or her lifetime. The monthly pension under this Section shall be equal to the amount computed under Section 3.1 without any reduction because payment commences prior to his or her Normal Retirement Date.

     Section 3.4 Delayed Retirement Pension. Each Member who Retires after his or her Normal Retirement Date shall be entitled to receive a monthly pension commencing on the first day of the month after his or her Retirement. The monthly pension under this Section shall be equal to the greater of (a) the amount computed under Section 3.1 or (b) the amount computed under Section 3.1 after first determining “Final Average Compensation” on the basis of the Plan Year in which the Member’s Normal Retirement Date occurred and the immediately preceding four Plan Years (the immediately preceding nine Plan Years in the case of the persons who were Chairman of the Board, Vice Chairman of the Board and President of the Corporation on March 16, 1987) and then multiplying the pension amount thus computed by the percentage increase, if any, of the Consumer Price Index for the month immediately preceding the month in which the Member’s pension under this Section is to commence over the Consumer Price Index for the month in which the Member’s Normal Retirement Date occurred.

     Section 3.5 Death Benefit to Spouse. If a Member who is eligible to retire and thereupon receive a pension under this Article dies prior to the commencement of payment of his or her pension and the Member is survived by a spouse to whom he or she has been lawfully married for at least one year prior to his or her death, such spouse shall be entitled to receive a monthly pension for life, commencing on the first day of the month following the date of the Member’s death. The monthly pension under this Section shall be equal to fifty percent (50%) of the pension the Member would have been entitled to receive under this Article had he or she retired on the date of his or her death under the Plan and all Other Retirement Programs in which he or she was a participant.

     Notwithstanding the foregoing, if a federal estate tax marital deduction is available for amounts passing to a Member’s spouse only if such amounts pass in a Qualified Domestic Trust, then the amounts otherwise payable to such spouse pursuant to this Section 3.5 upon the Member’s death shall not be paid to such spouse but shall be paid, instead, to a Qualified Domestic Trust, if the Member has so directed either (x) in a written instrument executed by the Member and filed with the Committee (and not revoked by him prior to his or her death) or (y) in the Member’s last will and testament. Any payments to be made to a qualified Domestic Trust pursuant to the preceding sentence shall be made in the same amounts, and at the same times, as such payments would have been made if payable directly to the Member’s spouse in the absence of such direction.

     Section 3.6 Restoration of Former Members to Employment. If any Former Member who is entitled to a pension under Article II or this Article again becomes an employee of any Affiliated Corporation, his or her pension (if any was being paid) shall continue, including upon his or her subsequent Retirement.

     Section 3.7 Delay of Payment to Key Employees. Notwithstanding any provision in this Article III or in Section 4.1 to the contrary, in the case of any Member (i) who Retires on or at any time after January 1, 2005 and (ii) who immediately prior to Retirement was a “specified employee” of the Corporation within the meaning of Section 409A, the payments otherwise required to be made hereunder to such Member shall be subject to the following provisions:

     (a) Except as provided in (c) below, no amount otherwise required to be paid to such Member under any Section of this Article III on or after the Member’s Retirement that would be considered to be deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)) shall be paid to the Member before the date (the Member’s Delayed Payment Date”) which is six months after his or her Retirement. On the Member’s Delayed Payment Date, there shall be paid to the Member, in a single cash lump sum, an amount equal to the aggregate amount of the monthly pension payments he or she would have received by such date in the absence of the provisions of the preceding sentence (the Member’s “Delayed Pension Payments”), plus interest thereon at the Delayed Payment Interest Rate (as defined in (d) below) computed from the date on which each such payment otherwise would have been made to the Member until the Member’s Delayed Payment Date.

     (b) If any such Member whose monthly pension payments are delayed pursuant to (a) above should die before his or her Delayed Payment Date, his or her Delayed Pension Payments, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such payment otherwise would have been made to the Member until the day before the date of payment, shall be paid, in a single lump sum, to the Member’s surviving spouse if the Member is survived by a spouse to whom the Member had been lawfully married for at least one year prior to the Member’s death or, if the Member is not survived by such a spouse, to the Member’s estate. Such payment shall be deemed paid into a constructive trust for the benefit of the spouse or estate as applicable upon the Participant’s death, and distributed by no later than seven business days after the Corporation receives written notice of the Member’s death.

     (c) In the case of any such Member whose Retirement occurs at any time during 2005, the monthly pension payments scheduled to be made to such Member during 2005 shall not be subject to delay in accordance with the provisions of (a) above, to the extent such payments are in fact made on or prior to December 31, 2005. The payments so made shall be treated as having been made to such Member upon his or her partial termination of participation in this Plan, for purposes of Q & A 20 of IRS Notice 2005-1.

     (d) For purposes of (a) and (b) above, the “Delayed Payment Interest Rate” shall mean, with respect to any Member any of whose monthly pension payments are delayed pursuant to (a) above, the national average annual rate of interest payable on jumbo six month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the Member’s Retirement.

     (e) Notwithstanding any delay in the payment of a Member’s pension pursuant to this Section 3.7, payment of such Member’s pension shall be treated as having commenced on the first day of the month following the Member’s Retirement for purposes of Sections 3.5 and 4.2 and for all other purposes of the Plan.

ARTICLE IV

PAYMENT AND FORM OF PENSIONS

     Section 4.1 Payment of Pensions. All pensions payable pursuant to Article II or Article III shall, upon approval thereof by the Committee, be paid by the Corporation, acting on the direction of the Committee, provided, however, that the Corporation shall be obligated to pay a pension to which a Member, Former Member, spouse or beneficiary is entitled by the terms of this Plan notwithstanding the failure or refusal of the Committee to approve or direct payment of such pension unless the Committee has a valid basis for such failure or refusal by the terms of this Plan. Payment of pensions shall begin on the first day of the month as provided in Article II or Article III and shall cease after the first day of the month coinciding with or immediately preceding the death of the Former Member, spouse or beneficiary.

     Section 4.2 Form of Pensions. The pension payable to a Member or Former Member under Article II or Article III shall be paid in such form as the Member or Former Member has elected, other than a single lump sum distribution form, and provided that, on the day on which the Member or Former Member makes such election, his or her elected form of payment is an authorized form of payment under any Other Retirement Program in which the Member or Former Member is a participant. If the pension the Member or Former Member receives under this Plan is to be paid in a form other than a monthly pension payable only during the lifetime of the Member or Former Member, such pension shall be adjusted so that it is the actuarial equivalent of such lifetime only pension. The actuarial factors used in determining such actuarial equivalent shall be the same actuarial factors which are in use, on the day on which the pension hereunder commences, by the Other Retirement Program to determine actuarial equivalence for the same form of payment in which the Member’s or Former Member’s pension hereunder is to be paid.

     An election as to the form of payment for the pension payable to a Member or Former Member under Article II or Article III shall be made in writing, shall specify the form of payment selected, and shall be filed with the Committee no later than 30 days after such individual has become a Member pursuant to Section 1.12 or, in the case of any individual who was a Member or Former Member on May 1, 1989, by no later than June 30, 1989.

     At the time such election is made, the Member or Former Member may also elect an alternative form of payment for his or her pension hereunder, provided that the alternate form so selected does not result in a delay in the date of the commencement of payment, and have payment of his or her pension made automatically in such alternative form in the event that (a) in the case of a Member or Former Member who is single at the time of his or her election, the Member or Former Member is married at the time payment of his or her pension is to commence or (b) in the case of a Member or Former Member who is married at the time of his or her election, such Member or Former Member is not married or is legally separated at the time payment of his or her pension is to commence, or, if at such time, the Member or Former Member’s spouse has a terminal illness. The spouse of a Member or Former Member shall be treated as having a “terminal illness” if the spouse has incurred any illness or injury that, in the judgment of the Committee, has been determined by competent medical evidence to be likely to result in the death of such spouse within a period of three years from the date on which the terminal nature of such illness or injury was first determined.

     A Member or Former Member may elect, as an alternative form of payment, any form, other than a single lump sum distribution form, that, on the day on which such election is made, is an authorized form of payment under any Other Retirement Program in which the Member or Former Member is a participant. Any individual who was a Member or Former Member on June 30, 1989, may elect an alternative form of payment pursuant to the preceding paragraph by specifying in writing the alternative form selected and filing same with the Committee no later than 30 days after December 19, 1989.

     Any election made by a Member or Former Member as to the form of payment, or alternative form of payment, of his or her pension hereunder shall be irrevocable.

     Notwithstanding any other provision herein to the contrary, if under the form of payment that a Member or Former Member has elected under this Section 4.2 any amounts are otherwise payable to the Member’s or Former Member’s spouse upon the death of the Member or Former Member, and if at the time of the Member’s or Former Member’s death a federal estate tax marital deduction is available for amounts passing to such Member’s or Former Member’s spouse only if such amounts pass in a Qualified Domestic Trust, then the amounts so payable shall not be paid to such spouse but shall be paid, instead, to a Qualified Domestic Trust, if the Member or Former Member has so directed, either (x) in a written instrument executed by the Member or Former Member and filed with the Committee (and not revoked by him prior to his or her death) or (y) in the Member or Former Member’s last will and testament. Any payments to be made to a Qualified Domestic Trust pursuant to the preceding sentence shall be made in the same amounts, and at the same times, as such payments would have been made if payable directly to the Member’s or Former Member’s spouse in the absence of such direction.

     Notwithstanding anything contained herein to the contrary, effective for pensions payable on and after September 23, 2010, a Member or Former Member who has elected to have his or her pension benefit paid in the form of a “life annuity” (as defined below) may elect, in writing and in such form and manner as the Committee requires, at any time prior to the date that payment of such pension commences, to change the form of such payment to another type of “life annuity” otherwise permitted to be elected by the Member or Former Member under the Plan; provided that the scheduled date for the first annuity payment shall remain the same as if no change in election had been made and the annuities are actuarially equivalent applying the same actuarial factors, methods and assumptions as are set forth in the first paragraph of this Section.

     For purposes of the foregoing, the term “life annuity” means, in accordance with Treasury Regulation Section 1.409A-2(b)(2)(ii)(A), a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Member or Former Member, or a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Member or Former Member, followed upon the death or end of the life expectancy of the Member or Former Member by a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Member or Former Member designated beneficiary (if any), disregarding any of the features set forth in Treasury Regulation Section 1.409A-2(b)(2)(ii)(B).

     Section 4.3 Conditions of Payment of Pensions. The payment of any pension under this Plan to a Former Member, spouse or beneficiary is contingent on the following:

     (a) that at no time either prior to or subsequent to Retirement or other termination of employment shall such Member or Former Member engage in any business or other activity which, in the reasonable judgment of the Committee, is competitive with any activity of an Affiliated Corporation, except that it shall not be deemed a violation of this Section 4.3(a) or of Section 4.3(b) for a Member or Former Member to engage in any such competitive activity after the Corporation has terminated an employment agreement in effect with such Member or Former Member if by the terms of such employment agreement the Member or Former Member is not prohibited from engaging in such competitive activity immediately following such termination by the Corporation;

     (b) that at no time either prior to or subsequent to his or her Retirement or other termination of employment shall such Member or Former Member violate the provisions of his or her secrecy or invention agreements with the Corporation (if the Member or Former Member is or was a party to the “Pall Corporation Employee Agreement” substantially in the form annexed as Exhibit A to the Plan as amended in October 1987, then said Employee Agreement shall be deemed a “secrecy or invention agreement” referred to in this Section 4.3(B)), and

     (c) that such Member or Former Member shall not have been discharged by the Corporation or another Affiliated Corporation as a result of gross negligence or willful misconduct, and he or she shall not, while a Member, have engaged in conduct which, had it been known at the time, would have resulted, on the grounds of gross negligence or willful misconduct, in his or her discharge by the Corporation or another Affiliated Corporation.

     If the Committee determines that such Member or Former Member has violated any of the conditions of this Section it shall notify such Member or Former Member and the obligation of the Corporation to make any payments to such Member or Former Member or his or her spouse or beneficiary shall forthwith terminate, provided that no amount paid prior to the date of such determination by the Committee shall be required to be repaid. Any action by the Committee under this Section must be taken within one year from the date by which the facts which constitute a violation of any of the conditions of this Section have been brought to the attention of the Committee.

ARTICLE V

CERTAIN RIGHTS AND LIMITATIONS

     Section 5.1 Prohibition Against Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits; and in the event that the Committee shall find that any Member, Former Member or his or her spouse or beneficiary has become bankrupt or has attempted to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefits under the Plan, then payment of such benefit shall, in the discretion of the Committee, cease and terminate, and in that event the Committee shall hold or apply the same to or for the benefit of such Member, Former Member or spouse or the children or other dependents of the same, or beneficiary in such manner and in such proportions as the Committee may deem proper, and any such application shall be a complete discharge of all liabilities of the Corporation therefor.

     Section 5.2 Incompetency. In the event that the Committee shall find that a Member, Former Member or other person entitled to a benefit under the Plan is unable to care for his or her affairs because of illness or accident or because he or she is a minor, the Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed guardian, committee or other legal representative, be paid to a spouse, child, parent or other blood relative of such person or to anyone found by the Committee to have incurred expense for the support and maintenance of such person, and any such payment so made shall be a complete discharge of all liabilities of the Corporation therefor.

     Section 5.3 No Right to Continued Employment. The establishment and continuation of the Plan by the Corporation shall not confer any legal rights upon any Member or any person to continued employment, nor shall such establishment or continuation interfere with the rights of the Corporation to discharge any Member and to otherwise treat him without regard to the effect which such discharge might have upon him as a Member.

     Section 5.4 Payment of Taxes. The Corporation shall have the right to deduct and withhold from any amount which it is otherwise obligated to pay under the Plan any amount which it may be required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever. The Corporation shall not be required to pay any amount to the spouse or beneficiary of any deceased Member pursuant to Article III until such spouse, beneficiary or the legal representatives of the deceased Member shall have furnished the Committee with evidence satisfactory to the Corporation of the payment or the provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto. Without limitation of the foregoing, the Corporation may make arrangements with any Member, Former Member or beneficiary prior to any payments from the Plan for payment of all such federal, state or local taxes (including FICA taxes) that are required to be withheld.

     Section 5.5 Section 409A. This Plan is intended to comply with the requirements of Section 409A. To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Notwithstanding anything contained herein to the contrary, in no event shall the Corporation or any officer, director, employee or agent of the Corporation be liable to any Member, Former Member or beneficiary for any tax or penalty imposed on such Member, Former Member or beneficiary under Section 409A or otherwise. For purposes of Section 409A, each payment made under this Plan shall be treated as a separate payment. In no event may a Member, Former Member or beneficiary, directly or indirectly, designate the calendar year of any payment.

ARTICLE VI

ADMINISTRATION OF THE PLAN

     Section 6.1 Appointment of Committee. The Board of Directors shall appoint a Committee of not less than three nor more than five persons who shall serve at the pleasure of said Board. Any vacancy in the Committee arising by death, resignation or otherwise shall be filled by the Board of Directors.

     Section 6.2 Duties and Powers of the Committee. The Committee shall be responsible for the control and management of the operation and administration of the Plan and the proper execution of its provisions. It shall also be responsible for the construction of the Plan and the determination of all questions arising hereunder. It shall maintain all necessary books of accounts and records. In furtherance of the foregoing, the Committee shall have the sole power and responsibility (i) to establish, interpret, enforce, amend and revoke from time to time such rules and regulations for the administration of the Plan and the conduct of its business as it deems appropriate, provided such rules and regulations are uniformly applicable to all persons similarly situated, (ii) to receive and approve or disapprove (where approval is required) elections of Members and Former Members to receive benefits, to otherwise determine the entitlement of Members, Former Members and their spouses and beneficiaries to benefits under the Plan and to decide any disputes which may arise relative to the rights of the Members, Former Members and their spouses and beneficiaries with respect to such benefits, and (iii) to keep all appropriate records and data pertaining to the interests of the Members, Former Members and their spouses and beneficiaries in the Plan. Any action which the Committee is required or authorized to take shall, to the extent permitted by applicable law, be final and binding upon each and every person who is or may become interested in the Plan, provided, however, that nothing in this Section 6.2 is intended to or shall be deemed or construed to empower the Committee to deny to any person a pension to which such person is entitled by the terms of this Plan other than this Section 6.2 or to deprive any person of the right to a determination by a court of competent jurisdiction of whether such person is entitled to a pension pursuant to this Plan and of the amount and other terms of such pension.

     Section 6.3 Conduct of Affairs of Committee. The Committee shall hold such meetings upon such notice at such place or places and at such times as it may from time to time deem appropriate. The Committee may act by a majority of its members in office from time to time. The action of such majority may be taken at a meeting of the Committee or pursuant to written consent of such majority without a meeting. It shall elect from time to time one of its own members to act as Chairman and a different person, who may but need not be a member of the Committee, to act as Secretary. It may authorize any one or more of its members to execute and deliver any documents on behalf of the Committee.

     Section 6.4 Expenses and Liability. The expenses of administering the Plan shall be paid by the Corporation. The members of the Committee shall serve without compensation for their services as such, but shall be reimbursed by the Corporation for any expenses they may individually or collectively incur in the performance of their duties hereunder. No member of the Committee shall be personally liable for anything done or omitted to be done by him unless it shall have been judicially determined that the member failed to perform his or her duties under the Plan in good faith and in a prudent manner.

     Section 6.5 Indemnification of Committee Members. The Corporation shall, to the maximum extent permitted under applicable law, indemnify each member of the Committee from and against any and all claims, actions, demands, losses, damages, expenses and liabilities arising from any act or omission of the member in connection with the performance of his or her duties hereunder and for which the member is not reimbursed or otherwise made whole under any contract or contracts of insurance maintained by the Corporation for the purpose of indemnifying the member from and against any and all such claims, actions, demands, losses, damages, expenses and liabilities which may arise therefrom. Such indemnification shall include attorneys’ fees and all other costs and expenses reasonably incurred by the member in defense of any claim or action brought or asserted against him arising from such act or omission. Notwithstanding the foregoing, the Corporation shall not indemnify any member of the Committee with respect to any claims, actions, demands, losses, damages, expenses and liabilities arising from any act or omission of the member with respect to the performance of his or her duties hereunder if such act or omission is deemed by the Corporation to constitute gross negligence, willful misconduct, criminal conduct or dealing with the Plan for his or her own benefit or for his or her own account.

     Section 6.6 Claims Procedure. A Member, Former Member, spouse or beneficiary may claim any benefits under the Plan which such person believes is properly payable pursuant to the provisions of the Plan by filing an application therefor. Such claim shall be filed with the Committee on a form approved by it. The claim shall be approved or denied by the Committee within ninety (90) days after the claim was filed. If the Committee in its sole discretion determines that special circumstances exist which require an extension of time to process the claim, the Committee shall (i) give the claimant written notice, within ninety (90) days after the claim was filed, specifying the special circumstances and the expected date of a decision on the claim and (ii) approve or deny the claim within 180 days after the claim was filed.

     If the claim is denied in full or in part, the claimant shall be given written notice setting forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for such denial, (ii) specific reference to the pertinent provision or provisions of the Plan upon which such denial was based, (iii) a description of any additional information, documentation or other material necessary for the claimant to perfect his or her claim and an explanation of why such information, documentation or other material is necessary, and (iv) an explanation of the procedure for obtaining a review of the denial of the claim. The claimant or his or her duly authorized representative may request a review of the denial of the claim by filing with the secretary of the Committee a written request for review within, and only within, the period of sixty (60) days commencing with the date the denial of the claim was posted by registered or certified mail to the claimant. The claimant and his or her duly authorized representative shall be given a reasonable opportunity to review the documents of the Plan and to submit their written issues and comments to the Committee at any time prior to the expiration of the aforesaid 60-day period.

     Within the period of sixty (60) days of the date a request for review of a denial of claim is received by the Committee, the Committee shall consider the request and post its final decision to the claimant by registered or certified mail. In the event that the Committee in its sole discretion determines that a hearing is warranted, and a hearing is held before the Committee (at which hearing the claimant and his or her duly authorized representative shall be given a reasonable opportunity to present their views), or in the event that the Committee determines that the case otherwise presents special circumstances requiring an extension of time for processing the request for review, the Committee shall (i) give the claimant written notice of the extension within sixty (60) days after receiving the request for review and (ii) post its final decision to the claimant by registered or certified mail not later than 120 days after the date the request for review was received by the Committee. Such decision shall be written in a manner calculated to be understood by the claimant, and shall fully set forth the reason or reasons for the decision, with specific references to the pertinent provision or provisions of the Plan upon which the decision was based.

ARTICLE VII

CONTRACTUAL OBLIGATION

     The obligation of the Corporation under this Plan to make payments of pensions when due is merely contractual, and all such pensions shall be paid from the general revenues of the Corporation. Nothing contained in this Plan shall require the Corporation to segregate or earmark any cash or other property for any Member, Former Member, spouse or beneficiary.

ARTICLE VIII

AMENDMENT AND TERMINATION

     Section 8.1 Amendment and Termination. The Plan may not be amended or terminated, in whole or in part, without the written consent of (a) each Member, (b) each Former Member and (c) any spouse or beneficiary of a Member or Former Member who at the time of the proposed amendment or termination is receiving benefits under the Plan subsequent to the death of the Member or Former Member. Notwithstanding the foregoing, no such consent shall be required from a Member, Former Member, spouse or beneficiary as to whom the proposed amendment to, or termination of, the Plan would not under any circumstances or at any time reduce the benefits payable under the Plan to such Member, Former Member, spouse or beneficiary.

     Section 8.2 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, but no assignment shall relieve the Corporation of any of its obligations or liabilities hereunder to a Member, Former Member, spouse or beneficiary without the written consent of such person.

ARTICLE IX

CONSTRUCTION

     Section 9.1 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York.

     Section 9.2 Words and Headings. As used herein, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate. The headings of Articles and Sections are inserted for convenience and reference only, and in the event of any conflict between the text of any provision of the Plan and the heading thereof, the text shall control.

Exhibit 10.9

SUPPLEMENTARY PENSION PLAN

APPENDIX A (as amended on March 28, 2003)

     Anything in Section 1.8 to the contrary notwithstanding: (a) in the case of each Member who on March 16, 1987 held the office of Chairman of the Board (David B. Pall), Vice Chairman of the Board (Abraham Krasnoff) or President (Maurice G. Hardy) of the Corporation, the term “Final Average Compensation” means one-half of the aggregate of such Member’s Compensation for the two (2) Plan Years in which his Compensation was highest out of the last ten (10) Plan Years in which he or she was a Member; (b) in the case of Henry Petronis, who on March 16, 1987 held the office of Executive Vice President of the Corporation, the term “Final Average Compensation” means one-half of the aggregate of such Member’s Compensation for the two (2) Plan Years in which his Compensation was highest out of the last five (5) Plan Years in which he or she was a Member; (c) in the case of Stanley Wernick, who on April 28, 1992 held the office of Senior Vice President and Treasurer and Chief Financial Officer of the Corporation, the term “Final Average Compensation” means one-half of the aggregate of such Member’s Compensation for the two (2) Plan Years in which his Compensation was highest out of the last five (5) Plan Years in which he or she was a Member; (d) in the case of Arnold Weiner, who on October 6, 1997 was a Group Vice President of the Corporation, the term “Final Average Compensation” means one-third of the aggregate of his Compensation for the three (3) Plan Years in which his Compensation was highest out of the last seven (7) Plan Years in which he or she was a Member; and (e) in the case of Charles Grimm, for the purpose of determining his Final Average Compensation under § 1.8, his compensation for the Plan Year ending July 31, 2003 shall be deemed to include a bonus of the greater of (i) 70% of the Base Salary payable to him for said Plan Year under his Employment Agreement dated November 15, 2001 as amended by Amendment dated July 16, 2002, or (ii) the Bonus Compensation in fact payable to him for said Plan Year under said Employment Agreement as so amended.

Exhibit 10.9

SUPPLEMENTARY PENSION PLAN

APPENDIX B

     Supplementing Section 1.12, “Member” means, in addition to the persons identified therein, the following :

     (e) each person who on October 20, 1980 held the office of President of either of the following Affiliated Corporations:

     Mectron Industries Inc.

     Pallflex, Inc.;

     (f) the person who, on July 6, 1986, held the office of President of Pall Pneumatic Products Corporation (an Affiliated Corporation); and

     (g) Roy Sheaff, who on May 1, 1990 was an appointed vice president of the Corporation.